As filed with the Securities and Exchange Commission on February 14, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CIPHERGEN BIOSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-059-5156
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6611 Dumbarton Circle

Fremont, CA 94555

(510) 505-2100

(Address, including zip code, of registrant’s Principal Executive Offices)

2000 STOCK PLAN

2000 EMPLOYEE STOCK PURCHASE PLAN

(Full titles of the Plans)

William E. Rich

President and Chief Executive Officer

Ciphergen Biosystems, Inc.

6611 Dumbarton Circle

Fremont, CA 94555

(510) 505-2100

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Michael J. O’Donnell

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
2000 Stock Plan Common Stock, $0.001 par value	900,000	$2.81	(1)	$2,529,000.00	(1)	$298.00
2000 Employee Stock Purchase Plan Common Stock, $0.001 par value (currently outstanding options)	180,000	$2.39	(2)	$430,200.00	(2)	$51.00
Total	1,080,000			$2,959,200.00		$349.00

(1)   Calculated in accordance with Rule 457(h) and (c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.  The computation is based upon the average of the high and low price of the Common Stock as reported on the Nasdaq National Market on February 11, 2005, equal to $2.81 per share.

(2)   Calculated in accordance with Rule 457(h) and (c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.  The computation is based upon 85% of the average of the high and low price of the Common Stock as reported on the Nasdaq National Market on February 11, 2005, equal to $2.39 per share.  Pursuant to the 2000 Employee Stock Purchase Plan, which Plan is incorporated by reference herein, the Purchase Price of a share of Common Stock shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or the Exercise Date, whichever is lower.

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CIPHERGEN BIOSYSTEMS, INC.

REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY NOTE

The contents of the Registration Statement No. 333-53530 on Form S-8 as filed with the Securities and Exchange Commission (the “Commission”) on February 14, 2005 are hereby incorporated herein by reference to the extent not replaced hereby.

The purpose of this Form S-8 is to register the following:

(i)            An additional 900,000 shares of Common Stock of Ciphergen Biosystems, Inc. (the “Registrant”) that are available for issuance under the 2000 Stock Plan, as amended (the “Plan”), to reflect an additional 900,000 shares authorized for issuance under the Plan by the Registrant’s Board of Directors.

(ii)           An additional 180,000 shares of Common Stock of the Registrant that are available for issuance under the 2000 Employee Stock Purchase Plan, as amended (“ESPP”), to reflect an additional 180,000 shares authorized for issuance under the ESPP by the Registrant’s Board of Directors.

(iii)          The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement on Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Information Incorporated by Reference.

The following documents and information previously filed with the Securities and Exchange Commission are incorporated herein by reference:

(a)     The Registrant’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2003;

(b)     All other reports filed by the Registrant pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed), since the fiscal year covered by the annual report referred to in (a) above;

(c)     The Registrant’s Quarterly Report filed on Form 10-Q for the quarterly period ended September 30, 2004; and

(d)     The description of the Common Stock of the Registrant that is contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on September 22, 2000.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.            Description of Securities.

Not Applicable.

Item 5.            Interests of Named Experts and Counsel.

Not Applicable.

Item 6.            Indemnification of Directors and Officers.

The Registrant’s Restated Certificate of Incorporation, as amended (the “Certificate”), limits, to the maximum extent permitted by the General Corporation Law of the State of Delaware (“Delaware Law”), as the same exists or may hereafter be amended, the personal liability of directors for monetary damages for their conduct as a director. The Registrant’s Bylaws (the “Bylaws”) provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law against expenses, including attorneys fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising out of their status as our agent. The Bylaws also allow us to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents against any liability arising out of the person’s status as such, whether or not we would have the power to indemnify the person under Delaware Law.

Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

Delaware Law does not permit a corporation to eliminate a director’s duty of care, and the provisions of the Certificate have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director’s breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the staff of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.            Exemption from Registration Claimed.

Not Applicable.

Item 8.            Exhibits.

The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into this Registration Statement.  (See Exhibit Index below.)

Item 9.            Undertakings.

A.                          The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                          The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

C.                           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification as against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fremont, State of California on February 9, 2005.

CIPHERGEN BIOSYSTEMS, INC.

By:	/s/ WILLIAM E. RICH
William E. Rich, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William E. Rich and Matthew J. Hogan, jointly and severally, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ WILLIAM E. RICH	Director, President and Chief	February 9, 2005
William E. Rich	Executive Officer (Principal
Executive Officer)

/s/ MATTHEW J. HOGAN	Vice President and Chief Financial	February 9, 2005
Matthew J. Hogan	Officer (Principal Financial Officer)

/s/ DANIEL M. CASERZA	Corporate Controller (Principal	February 9, 2005
Daniel M. Caserza	Accounting Officer)

/s/ JOHN A. YOUNG	Chairman of Board	February 9, 2005
John A. Young

Director
Michael J. Callaghan

Director
Rajen Dalal

/s/ JAMES L. RATHMANN	Director	February 9, 2005
James L. Rathmann

/s/ WENDELL WIERENGA	Director	February 9, 2005
Wendell Wierenga

/s/ JUDY BRUNER	Director	February 9, 2005
Judy Bruner

INDEX TO EXHIBITS

Exhibit Number	Exhibit Document

4.1	2000 Stock Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Form S-1, File No. 333-32812)

4.2	2000 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 of the Registrant’s Form S-1, File No. 333-32812)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of securities being registered

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (see page II-6)